Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135402), Form S-3 (File No. 333-184174), Form S-3 (File No. 333-189180), Form S-8 (File No. 333-193405) and Form S-8 (File No. 333-32921) of Bear State Financial, Inc. (formerly First Federal Bancshares of Arkansas, Inc.) of our report dated April 23, 2014, with respect to the consolidated financial statements of First National Security Company as of December 31, 2013 and 2012 and for years then ended, included in this Current Report of Bear State Financial, Inc. on Form 8-K/A filed August 29, 2014.

/s/ Kemp & Company, a Professional Association

Little Rock, Arkansas

August 29, 2014

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